CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
PLUS due 2008	$29,250,000	$897.98

June 2007	Pricing Supplement No. 303
Registration Statement No. 333-131266
Dated June 22, 2007
Filed pursuant to Rule 424(b)(2)

Structured Investments
Opportunities in Equities

PLUS based on the StyleSelect IndexSM on MSCI Japan due July 20, 2008
Performance Leveraged Upside SecuritiesSM
The PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of PLUS that you hold an amount in cash that may be more or less than the stated principal amount based upon the closing value of the underlying index on the index valuation date.
FINAL TERMS
Issuer:		Morgan Stanley
Maturity date:		July 20, 2008
Underlying index:		StyleSelect IndexSM on MSCI Japan (the “StyleSelect Japan Index”)
Aggregate principal amount:		$29,250,000
Payment at maturity:
If final index value is greater than initial index value,
$10 + ($10 x 200% x index percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x (final index value / initial index value)
This amount will be less than or equal to the stated principal amount of $10.

Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		2,288.23, the index closing value of the StyleSelect Japan Index on the index business day immediately following the pricing date
Final index value:		The index closing value on the index valuation date, July 17, 2008, subject to adjustment for certain market disruption events.
Leverage factor:		200%
Maximum payment at maturity:		$12.40 (124% of the stated principal amount)
Stated principal amount:		$10
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		June 22, 2007
Original issue date:		June 29, 2007 (5 business days after the pricing date)
CUSIP:		617475884
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	$10.00	$0.15	$9.85
	Total	$29,250,000	$438,750	$28,811,250
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see “Issue price” on page 2 for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

PLUS based on the
StyleSelect Japan Index

Fact Sheet

The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the closing value of the StyleSelect Japan Index at maturity.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
Key Dates
Pricing date:	Original issue date(settlement date):	Maturity date:
June 22, 2007	June 29, 2007 (5 business days after the pricing date)	July 20, 2008, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$29,250,000
Underlying index:	StyleSelect IndexSM on MSCI Japan (the “StyleSelect Japan Index”)
Underlying index publisher:	Morgan Stanley Capital International Inc. (“MSCI”)
Issue price:
$10 per PLUS
The PLUS will be issued at $10 per PLUS and the agent’s commissions will be $0.15 per PLUS; provided that the price to public and the agent's commissions for any single client to purchase between $1,000,000 to $2,999,999 principal amount of PLUS will be $9.975 per PLUS and $0.125 per PLUS, respectively; for any single client to purchase between $3,000,000 to $4,999,999 principal amount of PLUS will be $9.9625 per PLUS and $0.1125 per PLUS, respectively; and for any single client to purchase $5,000,000 or more principal amount of PLUS will be $9.95 per PLUS and $0.10 per PLUS, respectively.  Selling concessions allowed to dealers in connection with this offering may be reclaimed by the agent, if, within 30 days of this offering, the agent repurchases the PLUS distributed by such dealers.

Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:
If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 x index performance factor
This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x 200% x index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	2,288.23, the index closing value of the StyleSelect Japan Index on the index business day immediately following the pricing date.
Final index value:	The index closing value of the StyleSelect Japan Index on the index valuation date as published on Bloomberg page “MSQISSJP” or any successor page.
Index valuation date:	July 17, 2008, subject to adjustment for market disruption events occurring with respect to either the StyleSelect Japan Index or the MSCI Japan Index.
Index performance factor:	(final index value / initial index value)
Maximum payment at maturity:	$12.40 (124% of the stated principal amount)
Postponement of maturity date:
If the scheduled index valuation date is not an index business day or if a market disruption event occurs on that day so that the index valuation date as postponed falls less than two scheduled index business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed until the second scheduled index business day following that index valuation date as postponed.

June 2007	Page 2

PLUS based on the
StyleSelect Japan Index

Discontinuance of the StyleSelect Japan Index or the MSCI Japan Index; alteration of method of calculation
The following provision replaces “Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the prospectus supplement for PLUS in its entirety.
If MSCI discontinues publication of the MSCI Japan Index and MSCI or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the MSCI Japan Index (such index, as modified by the StyleSelect Japan Index methodology described herein, being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the value of such successor index, with any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Japan Index.
Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to Morgan Stanley and to The Depository Trust Company, which we refer to as DTC, as holder of the PLUS, within three trading days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the PLUS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.
If MSCI discontinues publication of (i) the StyleSelect Japan Index on any index business day or (ii) the MSCI Japan Index prior to, and such discontinuance is continuing on, any index business day and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then, in each case, the index valuation date will be deemed accelerated to the trading day immediately preceding such discontinuance and the calculation agent will determine the payment at maturity on that date.
If at any time the method of calculating the StyleSelect Japan Index or a successor index, or the value thereof, is changed in a material respect, or if the StyleSelect Japan Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of the StyleSelect Japan Index or that successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the StyleSelect Japan Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the final index value with reference to the StyleSelect Japan Index or such successor index, as adjusted. Accordingly, if the method of calculating the StyleSelect Japan Index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust such index in order to arrive at a value of the StyleSelect Japan Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Market disruption event
The following provision replaces “market disruption event” in the prospectus supplement for PLUS in its entirety.
“Market disruption event” means the occurrence or existence of any of the following events:
(i)            a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the StyleSelect Japan Index or the MSCI Japan Index (or the relevant successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on each such relevant exchange; or a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the StyleSelect Japan Index  or the MSCI Japan Index (or the relevant successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or the suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the StyleSelect Japan Index or the MSCI Japan Index (or the relevant successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and
(ii)           a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the PLUS.
For purposes of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds will not constitute a market disruption event, (3) limitations pursuant to the rules of any relevant exchange or market similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading

June 2007	Page 3

PLUS based on the
StyleSelect Japan Index

during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts or exchange traded funds on the StyleSelect Japan Index or the MSCI Japan Index by the primary securities market trading in such contracts or funds by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or funds or (z) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the StyleSelect Japan Index or the MSCI Japan Index and (5) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary securities market on which exchange traded funds related to the StyleSelect Japan Index or the MSCI Japan Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.
Relevant exchange:
The following provision replaces “relevant exchange” in the prospectus supplement for PLUS in its entirety.
The primary exchange(s) or market(s) of trading for (i) any security then included in the StyleSelect Japan Index, the MSCI Japan Index or any successor index, and (ii) any futures or options contracts related to the StyleSelect Japan Index or the MSCI Japan Index or any successor index or to any security then included in the StyleSelect Japan Index or the MSCI Japan Index or any successor index.

Index business day:
The following provision replaces “index business day” in the prospectus supplement for PLUS in its entirety.
A day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the StyleSelect Japan Index and the MSCI Japan Index, other than a day on which trading on such relevant exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Risk factors:	Please see “Risk Factors” on page 7.
General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	617475884
Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.
Assuming this characterization of the PLUS is respected, the following U.S. federal income tax consequences should result.
•        A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.
•        Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the PLUS for more than one year.
Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS concerning the U.S. federal income tax consequences of investing in the PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.
On or prior to the index business day immediately following the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the PLUS by taking positions in option and futures contracts on Japanese equity indices and the component securities of the StyleSelect Japan Index. Such purchase activity could have increased the value of the StyleSelect Japan Index, and therefore the value at which the StyleSelect Japan Index must close on the index valuation date before investors would receive at maturity a payment that exceeds the principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for PLUS.

ERISA:	See “ERISA” in the prospectus supplement for PLUS.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering.

June 2007	Page 4

PLUS based on the
StyleSelect Japan Index

How PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following hypothetical terms:

Stated principal amount:	$10
Leverage factor:	200%
Maximum payment at maturity:	$12.40 (124% of the stated principal amount)

PLUS Payoff Diagram

How it works
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If the final index value is greater than the initial index value, then investors receive the $10 stated principal amount plus 200% of the appreciation of the StyleSelect Japan Index over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at a final index value of 112% of the initial index value.

–	If the StyleSelect Japan Index appreciates 5%, the investor would receive a 10% return, or $11.00.

–	If the StyleSelect Japan Index appreciates 15%, the investor would receive the hypothetical maximum payment at maturity of 124% of the stated principal amount, or $12.40.

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If the final index value is less than or equal to the initial index value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the StyleSelect Japan Index.

–	If the StyleSelect Japan Index depreciates 10%, the investor would lose 10% of their principal and receive only $9 at maturity, or 90% of the stated principal amount.

June 2007	Page 5

PLUS based on the
StyleSelect Japan Index

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the value of the StyleSelect Japan Index, determined as follows:

If the final index value is greater than the initial index value, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10    +    leveraged upside payment,

subject to a maximum payment at maturity of $12.40, or 124% of the stated principal amount of $10 for each PLUS,

where,

leveraged upside payment   =   ($10   ×   200%   ×   index percent increase)

and

index percent increase	=	final index value − initial index value
initial index value

If the final index value is less than or equal to the initial index value, investors will receive for each $10 stated principal amount of PLUS that they hold a payment at maturity equal to:

$10    ×    index performance factor

where,

index performance factor	=	final index value
initial index value

Because the index performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

June 2007	Page 6

PLUS based on the
StyleSelect Japan Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-12 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

Structure Specific Risk Factors

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PLUS do not pay interest nor guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity.  If the final index value is less than the initial index value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the StyleSelect Japan Index.

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Appreciation potential is limited.  The appreciation potential of PLUS is limited by the maximum payment at maturity of $12.40, or 124% of the stated principal amount.  Although the leverage factor provides 200% exposure to any increase in the value of the StyleSelect Japan Index at maturity, because the payment at maturity will be limited to 124% of the stated principal amount for the PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final index value exceeds approximately 112% of the initial index value.

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Market price influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including: the value and volatility of the StyleSelect Japan Index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

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The StyleSelect Japan Index may not outperform and may significantly underperform the MSCI Japan Index.  In historical simulations of past performance, the StyleSelect Japan Index has experienced significant fluctuations in value and periods of significant losses.  Since the quantitative factors that determine the composition of the StyleSelect Japan Index do not change, the StyleSelect Japan Index is not actively managed to adjust to changing geopolitical, financial or other conditions. The StyleSelect Japan Index’s quantitative stock selection process could select stocks that underperform the MSCI Japan Index, possibly significantly. Even if the StyleSelect Japan Index does outperform the MSCI Japan Index, the StyleSelect Japan Index could decrease in value if the MSCI Japan Index suffers losses that are not fully offset by any outperformance of the StyleSelect Japan Index.

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The StyleSelect Japan Index is not the same as the MSCI Japan Index.  The StyleSelect Japan Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group consisting of a sub-set of particular stocks selected from the component stocks of the MSCI Japan Index that is intended to identify Japanese companies that combine strong growth and value characteristics using a pre-defined set of financial criteria.  As a result, the return on the PLUS will not be the same as the return on an instrument identical to the PLUS linked to the MSCI Japan Index.

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Not equivalent to investing in the StyleSelect Japan Index or the MSCI Japan Index.    Investing in the PLUS is not equivalent to investing in the StyleSelect Japan Index or the MSCI Japan Index or their component stocks.  Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the StyleSelect Japan Index or the MSCI Japan Index.

June 2007	Page 7

PLUS based on the
StyleSelect Japan Index

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The PLUS are linked to an index composed exclusively of Japanese stocks and there are risks associated with investments in securities linked to the value of foreign equity securities.  All of the component stocks of the StyleSelect Japan Index are selected from the MSCI Japan Index.  As a result, the StyleSelect Japan Index is concentrated exclusively on one country.  There are risks associated with investing in foreign equity markets, such as Japan, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies listed in those markets.  The prices of securities in foreign markets, such as Japan, may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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Adjustments to the StyleSelect Japan Index or the MSCI Japan Index could adversely affect the value of the PLUS.  MSCI is solely responsible for calculating and maintaining the StyleSelect Japan Index and the MSCI Japan Index.  MSCI may add, delete or substitute the component stocks of the MSCI Japan Index and, consequently, of the StyleSelect Japan Index or make other methodological changes in the MSCI Japan Index that could directly or indirectly affect the value of the StyleSelect Japan Index.  MSCI may discontinue or suspend calculation or publication of the MSCI Japan Index at any time, in which case the calculation agent will have the sole discretion to substitute a successor index, which is comparable to the MSCI Japan Index, to underlie the StyleSelect Japan Index, and the calculation agent is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no such appropriate successor index or if MSCI discontinues or suspends calculation or publication of the StyleSelect Japan Index, the PLUS will be deemed accelerated to the trading day immediately preceding such discontinuance.  Any of these actions could adversely affect the value of the PLUS.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

June 2007	Page 8

PLUS based on the
StyleSelect Japan Index

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the PLUS, the timing and character of income on the PLUS might differ from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the prospectus supplement for PLUS.

Other Risk Factors

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Secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your PLUS to maturity.

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Potential adverse economic interest of the calculation agent.  The hedging or trading activities of the issuer’s affiliates on or prior to the index business day immediately following the pricing date and prior to maturity could adversely affect the value of the StyleSelect Japan Index and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the index business day immediately following the pricing date could have potentially affected the initial index value and, therefore, could have increased the value at which the StyleSelect Japan Index must close before an investor receives a payment at maturity that exceeds the issue price of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the index valuation date, could potentially affect the value of the StyleSelect Japan Index on the index valuation date and, accordingly, the amount of cash an investor will receive at maturity.

June 2007	Page 9

PLUS based on the
StyleSelect Japan Index

Information about the StyleSelect Japan Index and the MSCI Japan Index

The StyleSelect Japan Index. The StyleSelect Japan Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group and calculated by MSCI, a majority-owned subsidiary of Morgan Stanley.  MSCI applies MS & Co.’s quantitative model to the MSCI Japan Index to calculate the StyleSelect Japan Index.  The quantitative model is intended to identify Japanese companies that combine strong growth and value characteristics using the pre-defined set of financial criteria. See “Annex A – The StyleSelect Japan Index”.

The MSCI Japan Index. The MSCI Japan Index is intended to reflect the sectoral diversity of the Japanese equity market and to represent Japanese companies that are available to investors worldwide.  Securities listed on the Tokyo, Osaka, Fukuoka, Nagoya, Sapporo, JASDAQ and NASDAQ JP exchanges are eligible for inclusion in the MSCI Japan Index. See “Annex A – The MSCI Japan Index”.

Affiliation of MSCI, MS & Co. and Morgan Stanley. Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI designed the MSCI Japan Index and the guidelines and policies governing its composition and calculation.  MS & Co.’s Quantitative Derivative Strategies group designed the methodology for calculating the StyleSelect Japan Index.  See “Annex A – Affiliation of MSCI, MS & Co. and Morgan Stanley”.

License Agreement Between MSCI and MS & Co.“StyleSelect IndexSM on MSCI Japan” and “MSCI Japan Index” are service marks of MSCI and have been licensed for use by Morgan Stanley. See “Annex A – License Agreement Between MSCI and MS & Co.”

June 2007	Page 10

PLUS based on the
StyleSelect Japan Index

Historical Information

The following table sets forth the published closing values of the StyleSelect Japan Index for each quarter in the period from January 1, 2007 through June 25, 2007. The closing value of the StyleSelect Japan Index on June 25, 2007 was 2,288.23.  Also set forth below are indicative index values for the StyleSelect Japan Index for each quarter in the period from July 3, 2003 (the starting date for calculating the StyleSelect Japan Index using the current calculation methodology and actual values of the MSCI Japan Index provided by MSCI) through December 31, 2006. Because MSCI began public dissemination of the StyleSelect Japan Index on January 1, 2007, the closing values set forth below prior to January 1, 2007 are based on historical trading data for the applicable component stocks of the MSCI Japan Index, calculated by MSCI as though the StyleSelect Japan Index had been published during that period. We obtained the information for the historical and indicative prices since July 3, 2003 from Bloomberg Financial Markets without independent verification.

The historical or indicative performance of the StyleSelect Japan Index should not be taken as an indication of future performance, and no assurance can be given as to the level of StyleSelect Japan Index on the index valuation date.

StyleSelect Japan Index	High	Low	Period End
2003
Third Quarter (from July 3, 2003)	1,171.84	958.44	1,120.23
Fourth Quarter	1,206.83	1,056.43	1,178.88
2004
First Quarter	1,314.22	1,135.24	1,314.22
Second Quarter	1,354.83	1,173.91	1,354.83
Third Quarter	1,354.95	1,246.15	1,276.79
Fourth Quarter	1,330.41	1,236.99	1,309.61
2005
First Quarter	1,389.79	1,281.34	1,362.91
Second Quarter	1,394.08	1,292.35	1,391.57
Third Quarter	1,704.50	1,399.78	1,681.94
Fourth Quarter	1,895.86	1,618.17	1,878.45
2006
First Quarter	1,991.90	1,802.97	1,988.69
Second Quarter	2,047.64	1,717.78	1,850.22
Third Quarter	1,924.93	1,733.71	1,902.18
Fourth Quarter	2,072.48	1,867.43	2,072.48
2007
First Quarter	2,341.95	2,031.99	2,227.42
Second Quarter (through June 25, 2007)	2,315.41	2,163.57	2,288.23

June 2007	Page 11

PLUS based on the
StyleSelect Japan Index

The following graph illustrates the trends of the historical end of month closing values of the StyleSelect Japan Index and the closing values of the MSCI Japan Index from January 31, 1997 to May 31, 2007.  The graph has been calculated using the indicative and historical closing values as described above and, for all periods prior to July 3, 2003, simulated historical closing values of the applicable component stocks of the MSCI Japan Index prepared by MS & Co.'s Quantitative and Derivative Strategies Group and without applying the 10/40 Concentration Constraints in UCITS III described under “Annex A—The StyleSelect Japan Index—Original Selection of Component Stocks of the StyleSelect Japan Index.”  In addition, on July 3, 2003, the StyleSelect Japan Index was re-based to an index level of 1,000 and re-calculated using the original selection criteria described under “Annex A —The StyleSelect Japan Index—Original Selection of Component Stocks of the StyleSelect Japan Index” instead of the quarterly maintenance criteria described under “Annex A —The StyleSelect Japan Index—Maintenance of the StyleSelect Japan Index” for the purposes of selecting the component stocks of the StyleSelect Japan Index. The use of simulated historical closing values without application of the 10/40 Concentration Constraints in UCITS III and the re-calculation of the StyleSelect Japan Index using the original selection criteria in July 2003 may have resulted in higher returns for the StyleSelect Japan Index than would have been realized using actual closing values prepared by MSCI and the current StyleSelect Japan Index calculation methodology.  In addition, the graph does not show every situation that may occur and the historical or indicative performance of the StyleSelect Japan Index relative to the MSCI Japan Index should not be taken as an indication of future comparative performance.

StyleSelect Japan Index and MSCI Japan Index Historical Performance End of Month Closing Values January 31, 1997 to May 31, 2007

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by an amendment No. 1 to prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 toProspectus Supplement for PLUS dated December 21, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306002844/dp04048_424b2.htm

Prospectus dated January 25, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A

The StyleSelect Japan Index

The StyleSelect Japan Index is a custom index modeled by MS & Co.’s Quantitative and Derivative Strategies group and calculated by MSCI, a majority-owned subsidiary of Morgan Stanley.  MSCI applies MS & Co.’s quantitative model to the MSCI Japan Index to calculate the StyleSelect Japan Index.

The StyleSelect Japan Index consists of particular stocks selected from the component stocks of the MSCI Japan Index through an objective quantitative selection process developed by MS & Co. that is intended to identify Japanese companies that combine strong growth and value characteristics using the pre-defined set of financial criteria described below.  As of June 22, 2007, the StyleSelect Japan Index included 76 of the 382 stocks composing the MSCI Japan Index.  The following chart illustrates the StyleSelect Japan Index selection process:

The MSCI Japan Index, from which stocks included in the StyleSelect Japan Index are selected, is intended to provide performance benchmarks for the equity markets in Japan.  The MSCI Japan Index is a free float-adjusted market capitalization index, which adjusts the weighting of each stock in the index to reflect the approximate number of shares actually available for purchase in the public equity markets by international investors in light of potential limitations imposed by strategic or government ownership of a company or foreign stock ownership limits in Japan.  The StyleSelect Japan Index uses the same free-float adjusted market capitalization methodology as the MSCI Japan Index.  For more information regarding the MSCI Japan Index generally and the methodology for calculating free float-adjusted market capitalization, please see below “Annex A—The MSCI Japan Index,” “Annex A —The MSCI Japan Index—Index Calculation” and “Annex A —The MSCI Japan Index—Selection of Component Stocks and Calculating and Adjusting for Free Float,” respectively.  The StyleSelect Japan Index is a price return index, which measures only the market stock price performance of its component stocks (and excludes dividends on the component stocks).

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The StyleSelect Japan Index was first published on January 1, 2007 with the base date of July 3, 2003 and a base value of 1,000 and is rebalanced quarterly based upon changes in the growth and value characteristics of current component stocks in the StyleSelect Japan Index and potential additional component stocks to be selected from the MSCI Japan Index, as determined by the quantitative selection process and upon changes in the overall composition of the MSCI Japan Index.  Both the StyleSelect Japan Index and the MSCI Japan Index are calculated and published daily by MSCI.  See “Annex A —Affiliation of MSCI, MS & Co. and Morgan Stanley.”

Index Selection – Value Characteristics and Growth Characteristics

Value Characteristics.  In order to measure the value characteristics of a particular stock, MSCI calculates a quantifiable score, known as the “Aggregate Value Z-Score,” which represents the combined average of three separate financial measures for a company as compared to the same financial measures of other companies in the MSCI Japan Index.  Derived from publicly available information, these financial measures for value characteristics are as follows.

– Book value to price ratio

Book value is the value of the company’s assets as shown on its financial statements, which often differs from the market value of the company as reflected in its stock price.  A high ratio may indicate a stock that is undervalued as the stock price may not fully reflect the value of the underlying assets, but could also indicate lackluster growth and/or profitability prospects.

– Twelve-month forward earnings to price ratio

This financial measure compares the expected earnings of a company over the next twelve months derived from consensus analysts’ earnings estimates to the company’s current stock price.  A high ratio may indicate that a company’s stock price does not fully reflect future expected earnings growth, but could also mean that its earnings are volatile and therefore less valuable.

– Dividend yield

Dividend yield compares the amount of dividends paid by a company (as represented by the current annualized dividend per share) to its stock price.  A high dividend yield may mean that the company’s stock price does not fully reflect the returns an investor may receive in the form of dividend distributions, but could also mean that the company is reinvesting less of its earnings than companies with a low dividend yield and, as a result, may be expected to grow earnings at a lower rate.

MSCI compares these financial measures for a particular stock to all the other companies in the MSCI Japan Index to calculate how statistically close the company is to the average company in the MSCI Japan Index for that particular financial measure.  These financial measure comparisons are averaged together on the basis of proprietary weightings to reach the Aggregate Value Z-Score.  Stocks with higher Aggregate Value Z-Scores are generally selected for inclusion in the StyleSelect Japan Index over stocks with lower Aggregate Value Z-Scores.

Growth Characteristics.  Similarly, in order to measure the growth characteristics of a particular stock, MSCI calculates a second quantifiable score, known as the “Aggregate Growth Z-Score.”  The Aggregate Growth Z-Score is calculated on the same basis as the Aggregate Value Z-Score, except that it uses the following five financial measures, each derived from public information:

–  Long-term forward earnings per share growth rate

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Expected earnings per share growth rate over the next three to five years derived from consensus analysts’ earnings growth rate estimates is a key measure of anticipated earnings growth.  Since this financial measure is based on expectations of future earnings growth that may not be realized, this financial measure, while key, is not the sole determinant used to select a growth stock.

– Short-term forward earnings per share growth rate

Together with the long-term forward earnings per share growth rate, the short-term forward earnings per share growth rate, which is the growth rate between the 12-month historical earnings per share and the 12-month forward earnings per share, is often used to determine the growth potential of a company.

–  Current internal growth rate

Combining return on equity ratio with the payout ratio (which is the current annualized dividend per share divided by the 12-month historical earnings per share), this financial measure compares earnings as a percentage of the equity invested in the company with the amount of dividends distributed by the company.  A high return on equity and a low payout ratio produce a high internal growth rate, identifying companies that may be efficiently generating and reinvesting earnings and may therefore grow at a higher rate than a company distributing a larger portion of its earnings in dividends.

–  Long-term historical earnings per share growth trend

This measure analyzes a company’s growth in earnings in past fiscal periods.

–  Long-term historical sales per share growth trend

This measure analyzes a company’s growth in revenues in past fiscal periods.

These financial measures are averaged together on the basis of proprietary weightings to reach the Aggregate Growth Z-Score.  Stocks with higher Aggregate Growth Z-Scores are generally selected for inclusion in the StyleSelect Japan Index over stocks with lower Aggregate Growth Z-Scores.

Original Selection of Component Stocks of the StyleSelect Japan Index

1.           Quantitative Filter

The component stocks of the MSCI Japan Index were selected for initial inclusion in the StyleSelect Japan Index if both their Aggregate Value Z-Scores and Aggregate Growth Z-Scores were within certain specified upper and lower value limits.  The quantitative parameters, which acted as a fixed zone for filtering candidate stocks, was designed by MS & Co.’s Quantitative Derivative Strategies group to identify stocks that advantageously combined value and growth characteristics.

2.           Industry Sector Representation

After determining the stocks that met the quantitative parameters above, the selection process ensured that the StyleSelect Japan Index contained at least three stocks from each industry sector in the MSCI Japan Index.  If an industry sector contained less than three stocks meeting the quantitative parameters, the StyleSelect Japan Index included stocks that failed to meet these parameters in the order of highest Aggregate Value Z-Score within each industry sector until the minimum of three stocks per industry sector was satisfied.  The StyleSelect Japan Index applies this industry sector representation in its quarterly rebalancing described below.

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3.           Sector Weight

The StyleSelect Japan Index was designed to approximately match the industry sector weights of the MSCI Japan Index, including the adjustments to reflect the approximate number of shares actually available for purchase in the public equity markets by international investors in light of potential limitations imposed by strategic or government ownership of a company or foreign stock ownership limits in Japan as described in “—The MSCI Japan Index—Index Calculation” and “—The MSCI Japan Index—Selection of Component Stocks and Calculating and Adjusting for Free Float.”  Accordingly, the weights of all component stocks of the StyleSelect Japan Index in a particular sector were increased or decreased proportionately until the sector weights of the StyleSelect Japan Index matched those of the MSCI Japan Index.  The StyleSelect Japan Index applies this sector weighting methodology to its quarterly rebalancing described below.

4.           10/40 Concentration Constraints in UCITS III

The StyleSelect Japan Index took into consideration the 10% and 40% concentration constraints of the Undertakings for Collective Investment in Transferable Securities III Directive (“UCITS III”), which are a set of European Union regulations designed to regulate the management of investment funds.  Under the 10% and 40% concentration constraints, the weight given to securities of any single issuer cannot exceed 10% of the total assets of an investment fund and the sum of the weights of all issuers representing more than 5% of the assets of an investment fund cannot collectively exceed 40% of the total assets of such investment fund.  The StyleSelect Japan Index was designed and is maintained to comply with these 10% and 40% concentration constraints.

Maintenance of the StyleSelect Japan Index

The StyleSelect Japan Index is rebalanced quarterly (i) to maintain a specified level of value and growth characteristics in the component stocks of the StyleSelect Japan Index by reflecting changes in the Aggregate Value Z-Scores and Growth Z-Scores of component and candidate stocks, while taking into account the specified diversification criteria, and (ii) to reflect the results of MSCI’s annual index review and three quarterly index reviews of the MSCI Japan Index from which the StyleSelect Japan Index component stocks are selected.  This quarterly review process is designed to ensure that the StyleSelect Japan Index continues to be an accurate reflection of the evolving equity markets in Japan for stocks that combine growth and value characteristics.

1.           Rebalancing due to Z-Scores.

A.           Quantitative Stock Selection

At the quarterly rebalancing, which occur each February, May, August and November, Z-Scores are used to identify component stocks of the MSCI Japan Index that could potentially be added to or removed from the StyleSelect Japan Index on the basis of objective quantitative criteria that differs from those used for the original selection of stocks for the StyleSelect Japan Index in that higher Z-Scores are necessary to add a stock to the StyleSelect Japan Index compared to the original selection criteria, while component stocks of the StyleSelect Japan Index will remain in the StyleSelect Japan Index unless they go below the specified removal thresholds, which are lower than the original minimum Z-Score requirements.  These

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rebalancing thresholds are designed to help control turnover in the component stocks in an effort to maintain continuity and historical comparability of the StyleSelect Japan Index.

B.           Industry Sector Representation

After identifying stocks that meet the quantitative stock selection thresholds above, the industry sector representation requirement, as described under “—Original Selection of Component Stocks of the StyleSelect Japan Index,” is applied so that at least three stocks from each industry sector are included in the StyleSelect Japan Index.

If the minimum of three stocks per sector cannot be maintained due to corporate events or other reasons that lead to the removal of such stocks from the MSCI Japan Index, no action is taken until the next regularly scheduled quarterly rebalancing.

C.           Sector Weight

At each quarterly rebalancing, the sector weighting methodology as described under “—Original Selection of Component Stocks of the StyleSelect Japan Index” is applied to approximate the sector weights of the MSCI Japan Index.  Because the weights of all component stocks of the StyleSelect Japan Index in a particular sector are increased or decreased proportionately until the sector weights of the StyleSelect Japan Index match those of the MSCI Japan Index, the weights of the individual component stocks of the StyleSelect Japan Index from a particular sector could differ from the weights of those stocks in the MSCI Japan Index.

D.           10/40 Concentration Constraints in UCITS III

To take into account the 10% and 40% concentration constraints of UCITS III, which are described under “—Original Selection of Component Stocks of the StyleSelect Japan Index,” the StyleSelect Japan Index is adjusted as necessary if the StyleSelect Japan Index would have otherwise breached these concentration constraints due to the addition or removal of a stock or as a result of corporate events or the stock price performance of the component stocks.  These adjustments may cause the sector weights of the StyleSelect Japan Index to diverge from the sector weights of the MSCI Japan Index.

2.           Rebalancing of the StyleSelect Japan Index due to ongoing maintenance of the MSCI Japan Index.

Annual and Quarterly MSCI Japan Index Reviews.  Each year, the MSCI Japan Index completes an annual index review and three quarterly index reviews of the composition of component stocks in the MSCI Japan Index and any changes to the MSCI Japan Index take effect as of the close of the last business day of February, May, August, and November.  See “—The MSCI Japan Index—Maintenance of the MSCI Japan Index.”  Because the component stocks of the StyleSelect Japan Index are selected only from the MSCI Japan Index, the StyleSelect Japan Index reflects the relevant changes in the composition of the MSCI Japan Index.  A stock removed from the MSCI Japan Index is also removed from the StyleSelect Japan Index on the same day that the stock is removed from the MSCI Japan Index.  A stock newly added to the MSCI Japan Index is not considered for addition to the StyleSelect Japan Index until the next StyleSelect Japan Index quarterly rebalancing so that the stock’s Aggregate Value Z-Score and the Aggregate Growth Z-Score can be calculated and analyzed to determine if the stock should be included in accordance with the StyleSelect Japan Index’s quantitative criteria.

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Ongoing Event-Related Changes to the MSCI Japan Index.  In addition to the annual and quarterly index reviews, MSCI reviews and updates the composition of the MSCI Japan Index on a periodic basis to take into account certain corporate events, such as such as mergers and acquisitions. See “—The MSCI Japan Index—Maintenance of the MSCI Japan Index.”  The same changes implemented in the MSCI Japan Index are reflected in the StyleSelect Japan Index at the time of such event through price adjustments of the affected stocks or otherwise. All changes to the MSCI Japan Index resulting from corporate events are announced prior to their implementation, provided that all necessary information on the event is available.

Currency and Hedging

The StyleSelect Japan Index is calculated by using the closing prices of the component stocks of the StyleSelect Japan Index as expressed in Japanese yen.  Consequently, the StyleSelect Japan Index is not directly exposed to currency risks, and currency exchange rate fluctuations do not directly affect the value of the StyleSelect Index on MSCI Japan Index.

The MSCI Japan Index

The MSCI Japan Index is intended to reflect the sectoral diversity of the Japanese equity market and to represent Japanese companies that are available to investors worldwide.  Securities listed on the Tokyo, Osaka, Fukuoka, Nagoya, Sapporo, JASDAQ and NASDAQ JP exchanges are eligible for inclusion in the MSCI Japan Index.

Index Calculation

The MSCI Japan Index is a capitalization-weighted equity index, adjusted for free float, and contains only securities listed on stock exchanges in Japan (as included, the “Component Stocks”).

To construct the MSCI Japan Index, every listed security in the market is identified, and data on its price, outstanding shares, significant owners, free float, and monthly trading volume are collected.  The securities are then organized by industry group, and Component Stocks are selected, targeting 60% coverage of market capitalization.  Selection criteria include: size, long- and short-term volume, cross-ownership and float.  By targeting 60% of each industry group, the MSCI Japan Index is intended to capture 60% of the total country market capitalization while maintaining the overall risk structure of the market.  Once stocks are selected for the MSCI Japan Index, companies with greater than 40% float are included at their full market capitalization weight.  Companies that are added to the MSCI Japan Index with less than 40% float are included at a fraction of their market capitalization in accordance with the MSCI partial inclusion schedule.  This partial inclusion policy facilitates the inclusion of companies with a modest float, while taking into consideration potential limited supply.

The MSCI Japan Index is calculated in Japanese yen on a real time basis and is disseminated every 15 seconds during market trading hours.

The MSCI Japan Index has a base date of December 31, 1969.  As of June 25, 2007 the MSCI Japan Index contained 382 constituents.  As of June 25, 2007, the sector and industry group weightings for the MSCI Japan Index were as follows:

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Sector Name	Weight
Financials	1.24%
Consumer Discretionary	10.05%
Industrials	18.68%
Information Technology	19.89%
Materials	4.75%
Health Care	5.05%
Consumer Staples	20.17%
Utilities	13.28%
Telecommunications Services	2.84%
Energy	4.06%

Industry Group	Weight
Capital goods	1.24%
Banks	10.05%
Automobiles and components	13.44%
Materials	0.94%
Technology hardware and equipment	4.30%
Consumer durables and apparel	10.75%
Pharmaceuticals and biotechnology	6.96%
Transportation	0.17%
Utilities	0.48%
Real Estate	1.52%
Diversified financials	1.42%
Telecommunication services	2.48%
Food, beverage and tobacco	0.85%
Insurance	0.74%
Software and services	4.31%
Retailing	10.48%
Food and staples retailing	3.72%
Semiconductors and semiconductor equipment	2.39%
Energy	3.58%
Commercial services and supplies	2.28%
Household and personal products	9.49%
Health care equipment and services	1.50%
Media	2.84%
Consumer services	4.06%

Maintenance of the MSCI Japan Index

In order to maintain the representativeness of the MSCI Japan Index, structural changes to the MSCI Japan Index as a whole may be made by adding or deleting Component Stocks.  Currently, such changes in the MSCI Japan Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.

The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets.  The quarterly index reviews may result in additions and deletions of Component Stocks from the MSCI Japan Index and changes in “inclusion factors” and in number of

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shares.  Additions and deletions to Component Stocks may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Stocks with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the inclusion factors for Component Stocks may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the inclusion factor as a result of other events of similar nature.  Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks.  The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November.  The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

Selection of Component Stocks and Calculating and Adjusting for Free Float

The selection of the Component Stocks is based on the following guidelines:

(i)  Define the universe of listed securities;

(ii)  Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)  Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv)  Select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors.  In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.  MSCI will then derive an “inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or

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investment limits.  MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s inclusion factor.  Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

Affiliation of MSCI, MS & Co. and Morgan Stanley

Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley.  MSCI designed the MSCI Japan Index and the guidelines and policies governing its composition and calculation.  MS & Co.’s Quantitative Derivative Strategies group designed the methodology for calculating the StyleSelect Japan Index.  MSCI® is a registered trademark and service mark of MSCI.

BECAUSE EACH OF MSCI AND MS & CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE PLUS, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS MADE IN DETERMINING THE MSCI JAPAN INDEX.  THE POLICIES FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT SECURITIES COMPOSING THE MSCI JAPAN INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI JAPAN INDEX AND THE STYLESELECT JAPAN INDEX.  FURTHERMORE, THE POLICIES FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI JAPAN INDEX COULD ALSO AFFECT THE VALUE OF THE MSCI JAPAN INDEX AND THE STYLESELECT JAPAN INDEX.  IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI JAPAN INDEX OR THE STYLESELECT JAPAN INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT FOR THE PLUS, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT.  ANY SUCH ACTIONS COULD ADVERSELY AFFECT THE VALUE OF THE PLUS.

It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component stocks of the StyleSelect Japan Index or the MSCI Japan Index could lead to actions on the part of such underlying issuers which might adversely affect the value of the StyleSelect Japan Index or the MSCI Japan Index.

The information contained in these preliminary terms regarding the MSCI Japan Index reflects the policies of, and is subject to change by, MSCI.  MSCI has no obligation to continue to calculate or publish, and may discontinue calculation or publication of, the StyleSelect Japan Index and the MSCI Japan Index.

License Agreement Between MSCI and MS & Co.

MSCI and MS & Co. have entered into a non-exclusive license agreement providing for the license to MS & Co. and certain of its affiliated or subsidiary companies, including Morgan Stanley, of the right to use the StyleSelect IndexSM on MSCI Japan and the MSCI Japan Index in connection with certain securities, including the PLUS.

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The license agreement between MSCI and MS & Co. provides that the following language must be set forth in these preliminary terms:

THIS SECURITY IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, SAVE MORGAN STANLEY, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”).  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY.  THIS SECURITY HAS NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THIS SECURITY.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THIS SECURITY OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THIS SECURITY PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS SECURITY OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY.  NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS SECURITY TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THIS SECURITY IS REDEEMABLE.  FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THIS SECURITY OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS SECURITY OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THIS SECURITY, INVESTORS IN THIS SECURITY, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A

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PLUS based on the
StyleSelect Japan Index

PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN.  WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THIS SECURITY, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THIS SECURITY OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by Morgan Stanley elsewhere in this document to prospective or actual purchasers or of investors in this Security.

“StyleSelect IndexSM on MSCI Japan” and “MSCI Japan Index” are service marks of MSCI and have been licensed for use by Morgan Stanley.  The PLUS are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the PLUS.

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